Exhibit 4.2

FOURTH AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

THIS FOURTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of February 28, 2013, by and among (i) Yodle, Inc., a Delaware corporation (the “Company”), and (ii) each of the investors listed on Schedule A hereto (the “Investors”).

RECITALS

WHEREAS, the Company and certain of the Investors are party to a Third Amended and Restated Investors’ Rights Agreement dated as of January 27, 2010 (the “Prior Investors’ Rights Agreement”);

WHEREAS, pursuant to the Series F Preferred Stock Purchase Agreement (the “Purchase Agreement”), of even date herewith, by and among the Company and certain of the Investors, such Investors are purchasing shares of the Company’s Series F Preferred Stock (the “Financing”);

WHEREAS, as a condition precedent to the Financing, the Company and the undersigned Investors who are party to the Prior Investors’ Rights Agreement must amend and restate the Prior Investors’ Rights Agreement in its entirety; and

WHEREAS, the undersigned Investors represent the holders of at least 55% of the Registrable Securities (as defined the Prior Investors’ Rights Agreement) outstanding on the date of this Agreement and, as such, have the right pursuant to Section 6.6 of the Prior Investors’ Rights Agreement to execute and deliver this Agreement and amend and restate the Prior Investors’ Rights Agreement in the manner provided herein;

NOW, THEREFORE, the parties hereby enter into this Agreement and agree that the Prior Investors’ Rights Agreement is hereby amended and restated to read in its entirety as follows:

1. Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to any specified individual, corporation, partnership, association, trust or any other entity (in each case, a “Person”), any other Person which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, venture partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners of, or shares the same management company with, such Person.

“Bessemer” means Bessemer Venture Partners VI L.P.

“Board” means the Board of Directors of the Company.

“Certificate of Incorporation” means the Company’s Certificate of Incorporation, as amended or restated from time to time.

“Common Stock” means shares of the Company’s common stock, par value $.0002 per share.

“Conversion Shares” means shares of Common Stock issued or issuable upon the conversion of Preferred Stock.

“Deemed Liquidation Event” has the meaning assigned to such term in the Certificate of Incorporation.

“DFJ” means Draper Fisher Jurvetson Fund IX, L.P., Draper Fisher Jurvetson Partners IX, LLC and Draper Associates, L.P.

“DFJ Growth” means Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P. and Draper Fisher Jurvetson Partners Growth Fund 2006, LLC.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“GAAP” means generally accepted accounting principles in the United States.

“Government Official” means any officer or employee of a foreign government or government-controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or official thereof, or candidate for political office;

“Governmental Body” means any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any taxing authority, agency, branch, board, department, commission, bureau, official, or entity and any court or other tribunal); or (d) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature;

“Group Company” means the Company and all its subsidiaries;

“Holder” means any holder of Registrable Securities who is a party to this Agreement or any assignee thereof in accordance with Section 2.13 hereof.

“Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Initiating Holders” means, collectively, any Holders who properly initiate a registration request under this Agreement.

“IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

“JAFCO” means JAFCO Technology Ventures III, L.P.

“Key Employee” means the president, chief executive officer, chief financial officer, chief operating officer, chief technology officer, vice presidents of operations, research, development, sales or marketing, or any other individual who performs a significant role in the operations of the Company or a Subsidiary or in the development or conception of any Company Intellectual Property (as defined in the Purchase Agreement) as may be reasonably designated by the Board.

“Major Investor” means any Investor that, together with such Investor’s Affiliates, holds at least 4,000,000 Conversion Shares (appropriately adjusted for any stock split, dividend, combination or other recapitalization effected after the date hereof).

“New Securities” means equity securities of the Company, whether or not currently authorized, or rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for such equity securities.

“Preferred Stock” means, collectively, shares of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

“Preferred Stock Directors” means, at a particular time, the Preferred Stock Director or Preferred Stock Directors (as defined in the Certificate of Incorporation) serving on the Board at such time.

“Qualifying Public Offering” has the meaning assigned to such term in the Certificate of Incorporation.

“register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock now owned or hereafter acquired by the Investors, (ii) any other shares of Common Stock acquired by the Investors after the date hereof (including shares of Common Stock issuable upon conversion of other securities acquired by the Investors after the date hereof), and (iii) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of the shares referenced in clauses (i) and (ii) above; provided, however, that (x) any shares sold by a Person in a transaction in which such Person’s rights under Section 2 hereof are not assigned shall not be deemed Registrable Securities and (y) any shares for which registration rights have terminated pursuant to Section 2.14 of this Agreement shall not be deemed Registrable Securities.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“Requisite Investors” means Investors holding fifty-five percent (55%) of the Conversion Shares held by all Investors.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities; fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.5; and fees and disbursements of the Company’s certified public accounting firm for any special audit in excess of $15,000.

“Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

“Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock par value $0.001 per share.

“Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock par value $0.001 per share.

“Series D Preferred Stock” means shares of the Company’s Series D Preferred Stock par value $0.001 per share.

“Series E Preferred Stock” means shares of the Company’s Series E Preferred Stock par value $0.001 per share.

“Series F Preferred Stock” means shares of the Company’s Series F Preferred Stock par value $0.001 per share.

“Significant Investor” means any Investor that, together with such Investor’s Affiliates, holds at least 1,200,000 Conversion Shares (appropriately adjusted for any stock split, dividend, combination or other recapitalization effected after the date hereof).

“Subsidiary” means any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which the Company (either alone or through or together with one or more of its other Subsidiaries), owns, directly or indirectly, the stock or other equity interests which entitle such holders generally to elect a majority of the board of directors or other governing body of such legal entity.

“Violation” means losses, damages or liabilities (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the indemnifying party, of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law.

“Voting Agreement” means that certain Fourth Amended and Restated Voting Agreement by and among the Company, the Investors and the other parties thereto of even date herewith, as amended from time to time hereafter.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Request for Registration.

(a) If the Company shall receive at any time after the earlier of (i) two (2) years after the date of this Agreement or (ii) six (6) months after the effective date of the registration statement for the IPO, a written request from the Holders of at least 50% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) of the then outstanding Registrable Securities (or such lesser percentage of Registrable Securities having an anticipated offering price of at least $5,000,000), then the Company shall:

(i) within ten (10) days of the receipt thereof, give written notice of such request (the “Demand Notice”) to all Holders other than the Initiating Holders; and

(ii) as soon as practicable, and in any event within sixty (60) days of the receipt of such request from the Initiating Holders, file a registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within fifteen (15) days of the date of the Demand Notice, and in each case, subject to the limitations of subsections 2.1(b) and 2.6.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 2.1(a) and the Company shall include such information in the Demand Notice. The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 2.3(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. If the underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall the number of Registrable Securities included in the offering be reduced unless all other securities are first entirely excluded from the offering.

(c) The Company shall not be obligated to effect, or to take any action to effect, any registration:

(A) pursuant to this Section 2.1:

(i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith reasonable best efforts to cause such registration statement to become effective;

(ii) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act;

(iii) after the Company has effected two registrations pursuant to this Section 2.1; or

(iv) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.10; or

(B) pursuant to any other provision of this Agreement, in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Securities Act. A registration statement shall not be counted as “effected” for purposes of this Section 2.1(c) until such time as the applicable registration statement has been declared effective by the SEC (unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.5, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(c)).

(d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.1 a certificate signed by the chief executive officer of the Company stating that in the good faith judgment of the Board it would be materially detrimental to the Company and its stockholders for such registration statement to become effective or to remain effective for as long as such registration statement would otherwise be required to remain effective, because such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right (or any similar right granted to the Company pursuant to Section 2.10(b)) more than once in any twelve month period and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such ninety (90) day period other than a registration statement relating either to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

2.2 Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with the public offering of such securities solely for cash (other than: (i) a registration statement relating either to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction; (ii) a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iii) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of Section 2.6, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.3 Obligations of the Company. Whenever required under this 2Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible,

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 120-day period shall be extended for up to 180 days in the aggregate, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the requirements of the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d) use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering (each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement);

(f) use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives a notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each Holder of Registrable Securities covered by such registration statement of any amendment or supplement of such registration statement or prospectus, or any request by the SEC therefor.

2.4 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Holder’s Registrable Securities.

2.5 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings or qualifications pursuant to Section 2, including (without limitation) all registration, filing and qualification fees; printers’ and expenses; accounting fees and expenses (not to exceed $15,000 with respect to any special audit); fees and expenses of counsel for the Company; and the reasonable and customary fees and disbursements, not to exceed $35,000, of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 or Section 2.10 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 2.1 or Section 2.10; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.1 or Section 2.10. All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.6 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities to be sold (other than by the Company) that the underwriters determine in their reasonable discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company determine in their sole discretion will not jeopardize the success of the offering. In the event that the underwriters determine that, following the cutbacks described in the preceding sentence, less than all of the Registrable Securities requested to be registered by Holders can be included in such offering, then the Registrable Securities held by Holders that are included in such offering shall be apportioned pro rata among the selling Holders based on the number of Registrable Securities held by all selling Holders or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering (provided, however, that this clause (i) may be waived by Holders of 66.6% of all Registrable Securities) and (ii) the amount of securities of the selling Holders included in the offering be reduced below twenty-five percent (25%) of the total amount of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of apportionment pursuant to this Section 2.6, for any selling stockholder which is a Holder of Registrable Securities and which is an investment fund, partnership, limited liability company or corporation, the partners, members, retired partners, retired members, stockholders and Affiliates of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder”, and any pro-rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling Holder,” as defined in this sentence.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company shall indemnify and hold harmless each selling Holder, and the partners, members, officers, directors and stockholders of each such selling Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Violation and the Company shall pay to each such Holder, underwriter, controlling person or other aforementioned person, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such claim or proceeding from which Violations may result as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably delayed, conditioned or withheld), nor shall the Company be liable in any such case for any Violation to the extent that it arises out of or is based upon actions or omissions made in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by or on behalf of any such Holder, underwriter, controlling person or other aforementioned person.

(b) To the extent permitted by law, each selling Holder, shall severally and not jointly, indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any Violations, in each case to the extent (and only to the extent) that such Violation arises out of or is based solely upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such Holder expressly for use in connection with such registration; and each such Holder will pay to the Company and each other aforementioned person, any legal or other expenses reasonably incurred thereby in connection with investigating or defending any such claim or proceeding from which Violations may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably delayed, conditioned or withheld; provided, further, that, in no event shall any indemnity under this subsection 2.8(b) exceed the proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in such action, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 only if, and to the extent that, such failure is materially prejudicial to the indemnifying party’s ability to investigate or defend such action, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, liability, claim, damage, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (I) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (II) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 2, and otherwise and shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep adequate current public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO so long as the Company is subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after sixty (60) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Form S-3 Registration. At any time when it is eligible to use a Form S-3 registration statement, if the Company receives from any Holder a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to shares of Registrable Securities owned by such Holder having an anticipated offering price, net of Selling Expenses, of at least $3,000,000, the Company shall:

(a) promptly (and in any event within ten (10) business days of receipt by the Company of such written request for registration on Form S-3) give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable (and in any event within forty five (45) days of receipt by the Company of such written request for registration on Form S-3), file a registration statement and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect, or to take any action to effect, any such registration, qualification or compliance, pursuant to this Section 2.10: (1) if Form S-3 is not then available for such offering by the Holders; (2) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time or remain effective for as long as such registration statement otherwise would be required to remain effective, such action (x) would materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company, (y) would require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (z) would render the Company unable to comply with requirements under the Securities Act or Exchange Act, the Company shall have the right to defer taking action with respect to such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.10; provided, however, that (i) the Company shall not utilize this right (or any similar right granted to the Company pursuant to Section 2.1(d)) more than once in any twelve month period and (ii) the Company shall not register any securities for the account of itself or any other stockholder during such sixty (60) day period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under SEC Rule 145, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered); (3) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for Holders pursuant to this Section 2.10; (4) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (5) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing, and ending one hundred eighty (180) days after the effective date of, a registration statement subject to Section 2.2 hereof.

(c) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 2.10 and the Company shall include such information in the written notice referred to in Section 2.10(a). The provisions of Section 2.1(b) shall be applicable to such request (with the substitution of Section 2.10 for references to Section 2.1).

2.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities that (i) is a subsidiary, Affiliate, parent, partner, member, retired partner, retired member or stockholder of a Holder, (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder, or (iii), after such assignment or transfer, such transferee or assignee holds the lesser of (A) at least 3,000,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations) or (B) all shares of Registrable Securities previously held by such Holder, provided: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 2.14 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferee or assignee (i) that is a subsidiary, parent, partner, retired partner, member, retired member or stockholder of a Holder; (ii) that is an Affiliate of the Holder, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, (iii) who is a Holder’s Immediate Family Member, or (iv) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, shall be aggregated together and with those of the assigning Holder; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under this Section 2.

2.12 “Market Stand-Off” Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (l80) days, which period may be extended upon the request of the managing underwriter for an additional period of up to twenty (20) days if the Company issues or proposes to issue an earnings or other public release within twenty (20) days of the expiration of the 180-day lockup period) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock held immediately prior to the effectiveness of the Registration Statement for such offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The foregoing provisions of this Section 2.12 shall apply only to the IPO and shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement or to shares acquired in or following the IPO, and shall only be applicable to the Holders if all officers, directors and stockholders individually owning more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to similar agreements, unless the Requisite Investors waive the requirement with respect to any such officer, director or greater than one percent (1%) stockholder of the Company. In the event that any directors or officers, or any holders of more than one percent of the Company’s outstanding capital stock, are released from their lock-up agreements, the Company will use its best efforts to cause the underwriters to release the Investors pro rata. The Company shall also use its best efforts to cause any future holders of one percent or more of the Company’s outstanding capital stock to agree to a lock-up provision similar to this Section 2.12. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Section 2.12 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions this Section 2.12 or of any or all of the agreements by the Company or the underwriters specified in the prior sentence shall apply to all Holders subject to this Section 2.12 or such agreements pro rata based on the number of shares subject to this Section 2.12 or such agreements.

In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

2.13 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.13(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.13.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.13. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.13(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.14 Termination of Registration Rights.

(a) No Holder shall be entitled to exercise any right provided for in this Section 2 after, and all such rights shall terminate upon, the earlier of (i) five (5) years following the consummation of a Qualifying Public Offering and (ii) the closing of a Deemed Liquidation Event.

(b) The rights set forth in this Section 2 shall terminate as to any shares of Registrable Securities when such shares (i) have been (1) registered under the Securities Act pursuant to an effective registration statement filed thereunder and disposed of in accordance with the registration statement covering them or (2) publicly sold pursuant to SEC Rule 144 or (ii) could be sold without restriction under SEC Rule 144 during any ninety (90) day period.

3. Information.

3.1 Delivery of Financial Statements.

(a) The Company shall deliver to each Significant Investor (or the requesting Significant Investor under Section 3.1(iv)), provided that the Board has not reasonably determined that such Significant Investor is a competitor of the Company:

(i) as soon as practicable, but in any event within thirty (30) days after the end of each fiscal year of the Company, an unaudited balance sheet as of the last day of such year, and unaudited statements of income and of cash flows for such year;

(ii) as soon as practicable after the end of each fiscal year of the Company (but in any event not later than the first to occur of (x) ten (10) days after receipt of such final report from such accountants or (y) one hundred and eighty (180) days after the end of the applicable fiscal year of the Company), a balance sheet as of the last day of such year, and statements of income and of cash flows for such year, prepared in accordance with GAAP, and audited and certified by independent public accountants of national standing selected by the Board (including the affirmative vote or consent of at least two Preferred Stock Directors), and a comparison between the actual amounts for such year and the comparable amounts for the prior year;

(iii) as soon as practicable, but in any event within thirty (30) days after the end of each fiscal quarter of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (A) be subject to normal year-end audit adjustments and (B) not contain all notes thereto which may be required in accordance with GAAP) (such financial statements, the “Quarterly Financial Statements”), and a comparison between the actual amounts for such quarter and the comparable amounts for the prior quarter; and

(iv) Upon request by such Significant Investor, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common

Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto and number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Significant Investors to calculate its percentage equity ownership in the Company (such statement, the “Capitalization Table”).

(v) as soon as practicable before the end of each fiscal year, an operating plan for the next fiscal year (“Budget”); and

(vi) such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Significant Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (a)(vii) or any other subsection of Section 3.1(a) to provide information (A) which the Company reasonably deems in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (B) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

(b) If for any period the Company shall have any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing subsection 3.1(a) shall be the consolidated financial statements of the Company and all such consolidated subsidiaries.

(c) Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the sixty (60) day period before the Company’s good faith estimate of the date of filing of a registration statement effecting the IPO; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its reasonable best efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Significant Investor (provided that the Board of Directors has not reasonably determined that such Significant Investor is a competitor of the Company), at such Significant Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, during normal business hours and with reasonable advance notice; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information which it reasonably considers to be a trade secret or confidential information or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information, Inspection Covenants. The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect (i) immediately prior to the consummation of a Qualifying Public Offering, (ii) upon a Deemed Liquidation Event, or (iii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, whichever event shall first occur.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company, any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (ii) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information or (iii) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (a) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (b) to any prospective purchaser of any Registrable Securities from such Investor as long as such prospective purchaser agrees to be bound by the provisions of this Section 3.4, (c) to any Affiliate, partner, member, stockholder or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information, or (d) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The Company acknowledges that at least some of the Investors are in the business of venture capital and private equity investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which are adverse to or compete directly or indirectly with those of the Company. Nothing in this Agreement shall otherwise preclude or in any way restrict any Investor or any Affiliate thereof from investing or participating in any particular enterprise whether or not such enterprise has products or services which are adverse to or compete, directly or indirectly, with those of the Company.

4. Right of First Offer.

4.1 Right of First Offer. Subject to the terms and conditions specified in this Section 4.1, and applicable securities laws, in the event the Company proposes to offer or sell any New Securities, the Company shall first make an offering of such New Securities to each Major Investor in accordance with the following provisions of this Section 4.1. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its Affiliates in such proportions as it deems appropriate.

(a) The Company shall deliver a notice (the “Offer Notice”) to each of the Major Investors stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By written notification received by the Company, within twenty (20) calendar days after the Offer Notice is given, each of the Major Investors may elect to purchase or obtain, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the aggregate number of Conversion Shares then held by such Major Investor bears to the total number of shares of Common Stock of the Company then issued and outstanding (assuming the conversion of all

Convertible Securities (as defined in the Certificate of Incorporation) into Common Stock and assuming the exercise of any Options (as defined in the Certificate of Incorporation) or Convertible Securities authorized for issuance under the Incentive Plans (as defined in the Certificate of Incorporation)). The Company shall promptly, in writing, inform each Major Investor that elects to purchase all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise. During the fifteen (15) day period commencing after the Company has given such notice, each Fully-Exercising Investor shall have an option to purchase all or any part of the remaining unsubscribed New Securities (the “Oversubscription Right”) by delivering written notice to the Company specifying the number of additional New Securities it desires to purchase. In the event the Fully-Exercising Investors exercise their Oversubscription Right and choose to purchase a number of additional New Securities that exceeds the number of remaining unsubscribed New Securities, the remaining New Securities available for purchase under this Section 4.1(b) shall be allocated to such Major Investors pro rata based on the number of additional New Securities such Major Investors have elected to purchase.

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or obtained as provided in Section 4.1(b), the Company may, during the 120 day period following the expiration of the period provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to Exempted Securities (as defined in the Company’s Certificate of Incorporation).

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 4. 1, the Company may elect to give notice to the Major Investors within five (5) business days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Major Investor shall have thirty (30) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Major Investor, maintain such Major Investor’s percentage-ownership position, calculated as set forth in Section 4.1(b) before giving effect to the issuance of such New Securities and shall also have Oversubscription Rights described in Section 4.1(b).

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect with respect to all Major Investors upon the earlier of: (a) immediately before the consummation of a Qualifying Public Offering or (b) a Deemed Liquidation Event. The provisions of this Section 4 may not be waived with respect to a particular Major Investor without the consent of such Major Investor.

5. Additional Covenants.

5.1 Employee Agreements. The Company shall cause (i) each person hired by it or any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) after the date hereof with access to confidential information and/or trade secrets to enter into a non-disclosure and proprietary rights assignment agreement substantially in the form approved by the Board and previously provided to the Investors; (ii) each Key Employee to enter into a one year non-competition and non-solicitation agreement, substantially in the form approved by the Board and previously provided to the Investors; and (iii) each key technical officer, employee and consultant to execute and deliver an assignment of inventions agreement in substantially the form approved by the Board and previously provided to the Investors. In addition, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee without the consent of the Board, including the affirmative vote or consent of at least two Preferred Stock Directors.

5.2 Employee Vesting; Equity Incentives. Unless approved by the Board, including the affirmative vote or consent of at least two Preferred Stock Directors, (i) all future employees and consultants of the Company who shall purchase, or receive options to purchase, shares of the Company’s capital stock following the date hereof shall be required to enter into stock purchase or option agreements (“Grant Agreements”) providing for (x) vesting of shares over a four-year period with the first 25% of such shares vesting following twelve (12) months of continued employment or services, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months (“Standard Vesting”), (y) a 180-day lockup period in connection with the IPO and (z) a right on the part of the Company or an assignee to repurchase at cost, upon termination of employment or engagement, with or without “cause” (to the extent permissible under applicable securities law), any unvested shares issued pursuant to a Grant Agreement and held by such employee or consultant, and (ii) the Company shall not amend any Grant Agreement with any existing employee or service provider if such amendment would result in a vesting schedule or lockup period that is less restrictive than those proposed under clauses (i)(x) and (i)(y) respectively. Unless otherwise approved by the Board, including the affirmative vote or consent of at least two Preferred Stock Directors (or the Compensation Committee of the Board, if one shall have been designated), no Grant Agreements shall provide for acceleration of vesting upon a Deemed Liquidation Event, IPO or other event.

5.3 Rights of First Refusal. The Company will grant the Investors any rights of first refusal granted to subsequent purchasers of the Company’s equity securities to the extent that such subsequent rights are superior, in the good faith determination of the Board, to those granted to the Investors pursuant to this Agreement.

5.4 Successor Indemnification. In the event that the Company or any of its successors or assigns consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then the Company shall cause proper provision to be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board as in effect immediately prior to such transaction, whether in the Company’s bylaws, Certificate of Incorporation, separate agreement, or elsewhere, as the case may be.

5.5 Insurance. The Company has obtained from financially sound and reputable insurers Directors and Officers insurance in an amount of $4,000,000 and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board, including at least two Preferred Stock Directors, determines that such insurance should be discontinued. The policy shall not be cancelable by the Company without prior approval of the Board, including at least two Preferred Stock Directors.

5.6 Board Committees. The Company shall offer each of the Preferred Stock Directors the opportunity to serve on each committee of the Board, provided that the Company shall not be required to offer a Preferred Stock Director the opportunity to serve on a special committee established to review transactions in which such Preferred Stock Director or the Investor that shall have the right to designate such Preferred Stock Director (or an Affiliate of such Investor) has a material interest or conflict of interest.

5.7 Expenses. The Company shall reimburse the non-employee Directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board and all committees.

5.8 Additional Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Requisite Investors, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, (b) to demand registration of any securities held by such holder or prospective holder or (c) any other rights of registration that are in any way prior or superior to the rights granted under Section 2 of this Agreement.

5.9 Keeping of Records and Books of Account. So long as the Investors own at least 10,000,000 shares of Preferred Stock or Common Stock into which shares of Preferred Stock have been converted (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the Company shall keep, and cause each Subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial transactions of the Company and any Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

5.10 New Developments. So long as the Investors own at least 10,000,000 shares of Preferred Stock or Common Stock into which shares of Preferred Stock have been converted (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), where reasonably practicable, the Company shall cause all technological developments, patentable or unpatentable inventions, discoveries or improvements by the Company’s or any Subsidiary’s officers, employees or consultants to be documented in accordance with the appropriate professional standards, and, where possible and deemed by management to be commercially appropriate based on the advice of legal counsel and other considerations, to file and prosecute United States and foreign patent or copyright applications relating to and protecting such developments on behalf of the Company or any Subsidiary.

5.11 Negative Covenants. So long as the Investors own at least 10,000,000 shares of Preferred Stock or Common Stock into which shares of Preferred Stock have been converted (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Preferred Stock), the Company hereby covenants and agrees with each of the Investors that it shall not, without the approval of the Board of Directors (or committee thereof) including the affirmative vote or consent of at least two Preferred Stock Directors, or if there shall not be two Preferred Stock Directors, then any two of the directors designated by any of Bessemer, JAFCO or DFJ pursuant to the Voting Agreement, if any such director has been designated:

(a) make any loan or advance to, or acquire, or permit any Subsidiary to acquire, or otherwise own, except as permitted under paragraph (d) below, whether by stock purchase, merger, asset purchase or otherwise, any stock or other securities of, any Subsidiary or other Person, unless it is wholly-owned by the Company;

(b) make, or permit any Subsidiary to make, any loan or advance to any Person (including, without limitation, any employee or director), except loans or advances to a wholly-owned Subsidiary and advances and similar expenditures to employees or in the ordinary course of business, not to exceed $100,000 in the aggregate, or under the terms of a employee stock or option plan;

(c) guarantee any indebtedness, except for trade accounts of the Company or any Subsidiary arising in the ordinary course of business;

(d) make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years;

(e) enter into or be a party to any transaction with any director or officer of the Company or any Subsidiary of the Company except for transactions contemplated by this Agreement or the other Transaction Agreements (as defined in the Purchase Agreement);

(f) employ, terminate the employment of, or change the compensation of any executive officer, or award compensation packages (or amend any existing packages) that provide for the potential of cash compensation in excess of $175,000 per year, the issuance of equity securities representing in excess of 0.5% of the fully diluted capitalization of the Company, provide for the issuance of options or shares to employees without Standard Vesting or for the acceleration of vesting under any circumstance;

(g) change the principal business of the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement or enter new lines of business unrelated to the principal business or exit a line of business conducted by the Company as of the date of this Agreement; or

(h) sell, transfer, license, pledge or grant rights in or to intellectual property of the Company, other than licenses granted in the ordinary course of business.

5.12 Anti-Bribery. The Company hereby warrants that, to its Knowledge, no Group Company, nor any officer, director or employee of a Group Company (the “Representatives”) has taken any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Government Official or to any other person while knowing that all or some portion of such money or value will be offered, given or promised to a Government Official for the purpose of obtaining or retaining business or securing any improper advantage. The Company further undertakes that: (i) it will use best endeavors to establish within a commercially reasonable period of time, but in any event within one month from the date of this Agreement, sufficient internal controls and procedures to ensure that all Group Companies and the Representatives are acting in accordance with the United States Foreign Corrupt Practices Act, as amended, and United Kingdom Bribery Act 2010, if applicable; (ii) that no Group Company nor any Representative shall take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Government Official or to any other person while knowing that all or some portion of such money or value will be offered, given or promised to a Government Official for the purpose of obtaining or retaining business or securing any improper advantage; and (iii) that it will indemnify and hold the Investors harmless from and against any and all claims, losses or damages directly arising from any breach by any Group Company or Group Company Representatives of this Section 5.12.

5.13 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.3 or Section 5.8, shall terminate and be of no further force or effect upon the earliest of: (a) immediately before the consummation of a Qualifying Public Offering, (b) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (c) upon a Deemed Liquidation Event.

6. Miscellaneous.

6.1 Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2 Governing Law. This Agreement and any controversy or matter arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices, requests, and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given, delivered and received (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at 50 West 23rd Street, 4th Floor, New York, New York 10010 and with respect to the other parties at their addresses as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such facsimile number or address, as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy shall also be sent to Choate, Hall & Stewart, LLP, 2 International Place, Boston, Massachusetts, 02110, Attention: Brian D. Goldstein, Esq. If notice is given to DFJ, DFJ Growth or to JAFCO, a copy shall also be sent to Sorin Royer Cooper LLC, 1230 Avenue of the Americas, 7th Floor, New York, NY 10020, Attention: Jay S. Rand, Esq. If notice is given to Bessemer, a copy shall also be sent to Lowenstein Sandler LLP, 1251 Avenue of the Americas, New York, New York 10020, Attention: Edward Zimmerman, Esq./Anthony O. Pergola, Esq.

6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of at least 55% of the Registrable Securities then outstanding, provided that the Company may in its sole discretion waive compliance with Section 2.13(c); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, the Company, and all of their respective successors and permitted assigns. Notwithstanding the foregoing, (i) this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination or waiver applies to all Investors in the same fashion, (ii) no Significant Investor’s rights under Section 3 may be waived without the consent of Significant Investors holding at least 55% of the Registrable Securities then held by all Significant Investors, provided that such waiver applies to all Significant Investors in the same fashion, (iii) no Major Investor’s rights under Section 4 may be waived without the consent of such Major Investor, and (iv) no waiver of the rights of the Investors hereunder shall require the consent of the Company. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.7 Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.8 Aggregation of Stock. All shares of capital stock held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.9 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties (including, without limitation, the Prior Investors’ Rights Agreement) are expressly canceled.

6.10 Transfers of Rights. Each Investor hereto hereby agrees that it will not, and may, not assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Investor to (a) any Person to which Registrable Securities are transferred by such Investor pursuant to Sections 2.11 and 2.13 hereof, or (b) to any Affiliate of such Investor, and, in each case, such transferee shall be deemed an “Investor” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement.

6.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

YODLE, INC.

By:	/s/ Court Cunningham
	Name:	Court Cunningham
	Title:	Chief Executive Officer

(Fourth Amended and Restated Investors’ Rights Agreement — Signature Page)

INVESTORS:

DRAPER FISHER JURVETSON FUND IX, L.P.

By:	/s/ John Fisher
	Name:	John Fisher
	Title:	Managing Director

DRAPER FISHER JURVETSON PARTNERS IX, LLC

By:	/s/ John Fisher
	Name:	John Fisher
	Title:	Managing Director

DRAPER ASSOCIATES, L.P.

By:	/s/ Timothy C. Draper
	Name:	Timothy C. Draper
	Title:	General Partner

DRAPER FISHER JURVETSON GROWTH FUND 2006, L.P.

By:	Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.
Its:	General Partner

By:	DFJ Growth Fund 2006, Ltd.
Its:	General Partner

By:	/s/ Barry Schuler
	Name:	Barry Schuler
	Title:	Director

DRAPER FISHER JURVETSON PARTNERS GROWTH FUND 2006, LLC

By:	/s/ Barry Schuler
	Name:	Barry Schuler
	Title:	Authorized Member

(Fourth Amended and Restated Investors’ Rights Agreement — Signature Page)

INVESTORS (Continued):

BESSEMER VENTURE PARTNERS VI L.P.
BESSEMER VENTURE PARTNERS CO-INVESTMENT L.P.
BESSEMER VENTURE PARTNERS VI INSTITUTIONAL L.P.

By:	Deer VI & Co. LLC, General Partner

By:	/s/ J. Edmund Colloton
	Name:	J. Edmund Colloton
	Title:	Executive Manager

JAFCO TECHNOLOGY PARTNERS III, L.P.

By:
	Name:	H. Joseph Horowitz
	Title:	Managing Director
JTP Management Associates III, L.L.C.
Its General Partner

THE HERBERT S. MADAN REVOCABLE TRUST DATED 4/23/97

By:
	Name:	Herbert S. Madan, Trustee
2269 Chestnut Street, #659
San Francisco, CA 94123

MENTORTECH VENTURES 2005 LP

By:
Title:

ERIC STEIN

(Fourth Amended and Restated Investors’ Rights Agreement — Signature Page)

INVESTORS (Continued):

BESSEMER VENTURE PARTNERS VI L.P.
BESSEMER VENTURE PARTNERS CO-INVESTMENT L.P.
BESSEMER VENTURE PARTNERS VI INSTITUTIONAL L.P.

By:	Deer VI & Co. LLC, General Partner

By:
	Name:	J. Edmund Colloton
	Title:	Executive Manager

JAFCO TECHNOLOGY PARTNERS III, L.P.

By:	/s/ Thomas Mawhinney
	Name:	Thomas Mawhinney
	Title:	Managing Director
JTP Management Associates III, L.L.C.
Its General Partner

THE HERBERT S. MADAN REVOCABLE TRUST DATED 4/23/97

By:
	Name:	Herbert S. Madan, Trustee
2269 Chestnut Street, #659
San Francisco, CA 94123

MENTORTECH VENTURES 2005 LP

By:
Title:

ERIC STEIN

(Fourth Amended and Restated Investors’ Rights Agreement — Signature Page)

INVESTORS (Continued):

BESSEMER VENTURE PARTNERS VI L.P.
BESSEMER VENTURE PARTNERS CO-INVESTMENT L.P.
BESSEMER VENTURE PARTNERS VI INSTITUTIONAL L.P.

By:	Deer VI & Co. LLC, General Partner

By:
	Name:	J. Edmund Colloton
	Title:	Executive Manager

JAFCO TECHNOLOGY PARTNERS III, L.P.

By:
	Name:	H. Joseph Horowitz
	Title:	Managing Director
JTP Management Associates III, L.L.C.
Its General Partner

THE HERBERT S. MADAN REVOCABLE TRUST DATED 4/23/97

By:	/s/ Herbert S. Madan
	Name:	Herbert S. Madan, Trustee
2269 Chestnut Street, #659
San Francisco, CA 94123

MENTORTECH VENTURES 2005 LP

By:
Title:

ERIC STEIN

(Fourth Amended and Restated Investors’ Rights Agreement — Signature Page)

INVESTORS (Continued):

ANTHONY ABATE

/s/ Courtland B. Cunningham
COURTLAND B. CUNNINGHAM

COURTLAND B. CUNNINGHAM IRA
By:	Charles Schwab & Co., Inc., as Custodian

By:
Name:
Title:

BOB CRAMER

VLTAY MAYADAS

/s/ Michael Gordon
MICHAEL GORDON

(Fourth Amended and Restated Investors’ Rights Agreement — Signature Page)

Execution Copy

SCHEDULE A

INVESTORS

Name and Address

Draper Fisher Jurvetson Fund IX, L.P.

2882 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Draper Fisher Jurvetson Partners IX, LLC

2882 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Draper Associates, L.P.

2882 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Draper Fisher Jurvetson Growth Fund 2006 Partners, L.P.

2882 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Draper Fisher Jurvetson Partners Growth Fund 2006, LLC

2882 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Draper Associates Riskmasters Fund III, LLC

2882 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Bessemer Venture Partners VI Institutional L.P.

c/o Bessemer Venture Partners

1865 Palmer Avenue, Suite 104

Larchmont, NY 10538

Bessemer Venture Partners Co-Investment L.P.

c/o Bessemer Venture Partners

1865 Palmer Avenue, Suite 104

Larchmont, NY 10538

Bessemer Venture Partners VI L.P.

c/o Bessemer Venture Partners

1865 Palmer Avenue, Suite 104

Larchmont, NY 10538

JAFCO Technology Partners III, L.P.

505 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Attn: Takenor Sanami

Eric Stein

2284 Bryant Street

Palo Alto, CA 94301

Mentortech Ventures 2005, LP

229 Glenn Road

Ardmore, PA 19003

Court Cunningham

1435 Lexington Ave., Apt. 60

New York, NY 10128

Charles Schwab & Co., Inc., as custodian for

Courtland B. Cunningham IRA

211 Main Street

San Francisco, CA 94105

Attn: Alternative Investment Custody Svcs.

Anthony Abate

2 Halsey Avenue

Wellesley, MA 02482

Bob Cramer

19 Autumn Lane

Wayland, MA 01778

Vijay Mayadas

233 East 86th Street, #18A

New York, NY 10028

The Herbert S. Madan Revocable Trust Dated 4/23/97

2269 Chestnut Street, #659

San Francisco, CA 94123

Michael Gordon

1170 Fifth Avenue

New York, NY 10029